                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

                           Check the appropriate box:

/ /  Preliminary Information Statement

/ / Confidential, for Use of the Commission only (as permitted by Rule14c-5(d)(2))

/x/  Definitive Information Statement


                                RMS TITANIC, INC.
                  (Name of Registrant as Specified in Charter)

               Payment of Filing Fee (Check the appropriate box):

/ /  Exchange Act Rule 0-11(c)(1)(ii), or 14c-5(g).

/ / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount previously paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:


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                                RMS TITANIC, INC.
                                17 Battery Place
                            New York, New York 10004

                              INFORMATION STATEMENT


         This Information Statement is being mailed to the shareholders of RMS Titanic, Inc. (the "Company") commencing on or about April 22, 1999 in connection with the previous adoption of a resolution upon written consent of a majority of the shareholders of the Company on August 22, 1997, in lieu of an annual meeting, electing George Tulloch, Allan H. Carlin, Arnie Geller, G. Michael Harris and Kurt Hothorn directors of the Company. Accordingly, all necessary shareholder approvals in connection with this action have been obtained, and this notification is furnished to you solely for the purpose of informing shareholders, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of this action. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

         The record date for determining shareholders entitled to receive this Information Statement has been established as the close of business on August 29, 1997. On that date, the Company had outstanding and entitled to vote 16,192,119 shares of Common Stock. The holder of each share of Common Stock is entitled to one vote. On August 29, 1997, holders of 8,609,571 shares of Common Stock (or 53.2% percent of the total entitled to vote on the matter enumerated herein) executed and delivered to the Company written consents to the action described above (the "Written Consent"). As a result, the shareholder action was approved by the majority required by law and no further votes will be needed. The action which is the subject of the Written Consent will be effective upon the expiration of the twenty day calendar period following the mailing of this Information Statement to the Company's stockholders.

                              ELECTION OF DIRECTORS

         Directors hold office until the next annual shareholders' meeting or until their successors have been duly elected and qualified. By written consent of a majority of shareholders dated August 29, 1997, in lieu of an annual meeting, George Tulloch, Allan H. Carlin, Arnie Geller, G. Michael Harris and Kurt Hothorn were elected as directors of the Company. This action will become effective twenty (20) days after the mailing to shareholders of this Information Statement.

         Information regarding the current directors and executive officers, nominees for election of directors and significant employees of the Company appears below. Information regarding ownership of the Company's Common Stock by the directors and executive officers of the Company is set forth under "Security Ownership of Certain Beneficial Owners and Management" below.

Name                              Age             Position

George H. Tulloch                 54              President, Director and
                                                  Acting Chief Financial Officer

Allan H. Carlin                   48              Nominee as Director

Arnie Geller                      58              Nominee as Director

G. Michael Harris                 34              Nominee as Director

Kurt Hothorn                      55              Nominee as Director


         George H. Tulloch has been a director of the Company since May 1993 and has been President of the Company since May 1995. From May 1993 to May 1995, Mr. Tulloch served as Chairman of the Board of Directors of the Company and as its Executive Director of Corporate Public Relations. Mr. Tulloch also served as the Company's Chief Financial Officer in May and June, 1995, and has served as its Acting Chief Financial Officer since September 1997. After the RMS Titanic's discovery in 1985, he successfully negotiated a recovery contract with the ship's co-discoverer, IFREMER, France's National Oceanographic Institute. In 1987, he organized Titanic Ventures Limited Partnership, a Connecticut limited partnership, as the financial structure for this effort and is the President of its general partner, Oceanic Research and Exploration Ltd., a Delaware corporation. Mr. Tulloch's background includes having founded Competition & Sports Cars, Ltd. in Greenwich, Connecticut in 1969, building its sales volume into the largest BMW agency in the United States.

         Allan H. Carlin, has served as general counsel and Secretary to the Company since May 1993 to the present, and assists Mr. Tulloch in all phases of the Company's operations, including serving as the principal negotiator of the Company's business transactions. Mr. Carlin is an attorney admitted to practice in the State of New York, and maintains an office for the practice of law in New York, NY.

         Arnie Geller served as President and as a director of the Company from May 1993 to May 1995. Prior to joining the Company, Mr. Geller had principally been engaged in various executive capacities in the record industry for approximately 27 years. Mr. Geller is presently a self-employed corporate consultant.

         G. Michael Harris is a promoter and agent of entertainment programs and events and is the principal of Worldwide Licensing and Merchandising, Inc., a privately-held company involved in the presentation of an exhibition having a Titanic theme, but which does not include any artifacts recovered from the wreck site of the Titanic.

         Kurt Hothorn is a limited partner of TVLP, trades securities for his own account, and is a principal in a closely-held travel business that specializes in arrangements for incentive programs, conferences and meetings.

         No family relationship exists between or among any of the nominees and executive officers of the Company. Except as disclosed above, none of the nominees are directors of any other company having a class of equity securities registered under or required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

         Pursuant to a Voting Agreement dated August 22, 1997 (the "Voting Agreement") among Messrs. Carlin, Geller, Harris, Hothorn, Geller and certain third parties, including Mr. Carlin's spouse and Mr. Hothorn's spouse, all of such individuals have agreed, until August 31, 1999, to vote their shares of Common Stock of the Company in favor of the election of George Tulloch, Allan H. Carlin, Arnie Geller, G. Michael Harris and Kurt Hothorn as directors of the Company. The Voting Agreement places certain restrictions on such persons' right to transfer shares of Common Stock subject to the Voting Agreement.


                      MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors, consisting of George Tulloch held three (3) meetings during the fiscal year ended February 28, 1999, with Messrs. Carlin, Geller, Harris and Hothorn participating in such meetings on an informal basis. At the present time, the Company has no nominating, executive, audit or compensation committees.

                             EXECUTIVE COMPENSATION

         The following table sets forth a summary of compensation paid or accrued to the executive officers of the Company for the fiscal years ended February 29, 1996, February 28, 1997 and February 28, 1998:


                                                                   Long-Term
                                                                   Compensation
                                                                   Common
Name                                                      Other    Shares
and                           Year                        Annual   Subject to
Principal                     Ended February              Compen-  Options
Position                      28th(29th)       Salary     sation   Granted
--------------------------    --------------   --------   -------  ------------
George Tulloch(1)
President and Former Chief
Financial Officer; Former
Executive Director of
Corporate Public              1998             $120,000     -0-      -0-
Relations
                              1997             $120,000     -0-      -0-

                              1996             $120,000     -0-      -0-


Arnie Geller(1)               1998                -0-        -0-      -0-
Former President
and Former Chief              1997             $  -0-        -0-      -0-
Financial Officer
                              1996             $41,667       -0-      -0-

------------

         The foregoing compensation accrued for Mr. Tulloch is based upon an annual salary of $120,000. On May 8, 1995, Mr. Tulloch was named President of the Company. Mr. Tulloch's employment agreement, including stock options granted thereunder, was terminated effective January 31, 1995. The foregoing amounts reflected for Mr. Geller are adjusted to give retroactive effect to the termination of his employment agreement, effective January 31, 1995, as a result of which an aggregate of $387,691 of accrued compensation was waived by Mr. Geller for 1995 and 1994 and stock options granted thereunder were cancelled. The foregoing compensation accrued for Mr. Geller is based upon an annual salary of $250,000 commencing May 4, 1993 and ceasing on April 21, 1995, the date of his resignation as President of the Company, no portion of which has been paid to date. Mr. Geller has agreed that his accrued compensation would be paid at the discretion of the Board of Directors when the Company has sufficient income to pay its creditors.

Stock Options

         No stock options were granted to the executive officers of the Company during the fiscal year ended February 28, 1998.

Option Exercises and Holdings

         None of the executive officers of the Company exercised any stock options during the fiscal year ended February 28, 1998.

Compensation of Directors

         The Company does not have any arrangements for compensating directors for services rendered as a director. No compensation has been paid to any individual for services rendered as a director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 29, 1999 with respect to (i) those persons known by the Company to be the owners of more than 5% of the Company's Common Stock and (ii) the ownership of the Company's Common Stock by each director and nominees as directors; and (iii) the ownership of the Company's Common Stock by all executive officers and directors of the Company as a Group:


                                            Nature of         Amount of                 Percentage
  Name and Address                          Ownership         Beneficial Ownership      of Class
  ----------------                          ------------      --------------------      ----------
  Titanic Ventures Limited Partnership
  204 Old Post Road                         Principal
  Southport, Connecticut 06490              Shareholder       5,721,667(1)(2)(3)        35.3%

  William S. Gasparrini                     Principal
  23 Oak Street                             Shareholder,
  Greenwich, Connecticut 06830                                2,044,630(2)(3)(4)        12.6%

  Arnie Geller                              Principal
  720 Spring Street NW                      Shareholder
  Atlanta, GA 30308                                           1,840,000(5)              11.3%

  George Tulloch                            Principal
  c/o RMS Titanic, Inc.                     Shareholder,
  17 Battery Place                          Officer,
  New York, New York 10004                  Director         81,309(1)(2)(3)(6)          0.5%

  Allan H. Carlin                           Director         500,000(7)                  3.0%
  239 East 79th Street                      Nominee
  New York, NY 10021

  G. Michael Harris                         Director                   125,000                 0.8%
  16 Winston Drive                          Nominee
  Belleair, FL 34616

  Kurt Hothorn                              Director                   21,544(8)               0.1%
  160 Mead Avenue                           Nominee
  Greenwich, CT 06830

  All Officers and Directors
  as a group of five (5)
  persons                                                           8,289,520(9)              49.7%

     (1) George Tulloch is the President and sole shareholder of Oceanic Research and Exploration Limited ("ORE"), a Delaware corporation which serves as the General Partner of Titanic Ventures Limited Partnership ("TVLP"); William Gasparrini is a limited partner of TVLP. The General Partner of TVLP has the right to vote the shares of the Company without the consent of the Limited Partners of TVLP, and may dispose of the shares of the Company upon the consent of the Limited Partners of TVLP.

     (2) Represents shares over which TVLP and Mr. Tulloch, as President of ORE, exercise voting control, and includes 1,052,112 shares that ORE has distributed to certain limited partners of TVLP, representing their respective interest in shares of the Company owned by TVLP (the "Distribution Shares"); also includes 87,388 shares which have been retained for the payment of the pro-rata share of TVLP's expenses allocable to the limited partners who received the Distribution shares. The Distribution Shares are subject to a written proxy granting Mr. Tulloch the right to vote such shares until June 17, 1999, with such proxies to terminate upon the public market sale of such shares. As adjusted for delivery of the Distribution Shares, TVLP has the power to dispose of 4,669,555 shares of the Company, representing 28.8% of the outstanding Common Stock of the Company. By letter agreement dated June 12, 1996 Mr. Tulloch had previously agreed, subject to the fulfillment of certain conditions, to distribute eighty (80%) percent of each limited partner's interest in the shares of the Company owned by TVLP, subject to the execution of proxies by the limited partners granting to the General Partner voting power over such shares until May 31, 1997, with such proxies to terminate upon the public market sale of such shares. Mr. Tulloch and the General Partner believe that such letter agreement is not enforceable on the basis of a number of grounds, including but not limited to fraudulent inducement, repudiation and the absence of consideration, and accordingly will not distribute shares of the Company owned by TVLP to the limited partners of TVLP in accordance with the terms thereof. Mr. Gasparrini claims that such June 12, 1996 letter agreement is valid and enforceable, and has also claimed that a certain document dated April 21, 1995, pursuant to which Mr. Tulloch allegedly agreed to distribute each limited partner's interest in the shares of the Company owned by TVLP and immediately granted each limited partner the right to vote the shares of the Company's Common Stock owned by TVLP in proportion to their partnership interests, is enforceable. Mr. Gasparrini has commenced legal proceedings against Mr. Tulloch, ORE and TVLP in the Superior Court of Connecticut, Judicial District of Stamford/Norwalk in order to enforce his rights under the

June 12, 1996 letter agreement and the purported April 21, 1995 agreement. Mr. Tulloch, on behalf of ORE and TVLP, believes that there are meritorious defenses to these claims and intends to defend their position vigorously.

     (3) In the event that Mr. Gasparrini successfully enforces the alleged obligation of ORE to distribute the shares pursuant to the June 12, 1996 letter agreement or the purported April 21, 1995 agreement, as referenced in footnote
(2), Mr. Gasparrini will receive distribution of a maximum of 1,912,288 shares of the Company owned by TVLP (as may be decreased for payment of TVLP's liabilities), and Mr. Tulloch, through his ownership of ORE, will receive distribution of a maximum of 511,152 shares of the Company owned by TVLP (as may be decreased for payment of TVLP's liabilities). In the event of the distribution of such TVLP shares, Mr. Gasparrini would have the power to vote and dispose of a maximum of 24.4% of the outstanding Common Stock of the Company, Mr. Tulloch, through his ownership of ORE and exclusive of the Shares he individually owns (see footnote (5) below), would have the right to vote a maximum of 9.7% of the outstanding Common Stock of the Company (including the Distribution Shares), and Mr. Tulloch would have the right to dispose of a maximum of 3.2% of the Company.

     (4) Does not include any shares that may be issued to Mr. Gasparrini upon distribution of the shares of Common Stock registered in the name of TVLP, of which Mr. Gasparrini is a limited partner.

     (5) Includes 240,000 shares as to which Mr. Geller has been granted an irrevocable proxy to vote such shares until the sale thereof.

     (6) Does not include any shares that may be issued upon distribution of the shares of Common Stock registered in the name of TVLP, of which Mr. Tulloch is the President and sole shareholder of the General Partner.

     (7) Represents options which are currently exercisable; does not include 197,500 shares registered in the name of Mr. Carlin's spouse, as to which Mr. Carlin disclaims beneficial ownership.

     (8) Represents shares jointly owned with Mr. Hothorn's spouse. Voting power with respect to such shares has been granted to George Tulloch until June 17, 1999 pursuant to a written proxy, which proxy is subject to termination upon the public market sale of such shares. See footnote (2) above. Except as set forth above, Mr. Hothorn and his spouse jointly share voting and dispositive power over such shares.

     (9) Includes shares beneficially owned by TVLP (see footnote (1) above) and shares held by nominees for directors. In the event that Mr. Gasparrini successfully enforces the alleged obligation of Mr. Tulloch to distribute the shares pursuant to the June 12, 1996 letter agreement or the purported April
21, 1995 agreement, all officers and directors would have the right to dispose of 2,839,005 shares, representing 17.0% of the Company's Common Stock, and would have the right to vote 4,131,117 shares, representing 24.7% of the Company's Common Stock. See footnotes (2), (3) and (6).

         The foregoing table does not include options and warrants granted to entities and individuals who are not executive officers, directors or nominees for directors of the Company to purchase 330,000 shares of Common Stock.


            SECTION 16A BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports that they file. To the Company's knowledge, based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company during the fiscal year ended February 28, 1999, the Company is unaware of any officer, director or beneficial owner of more than 10% of the Company's Common Stock who failed to file reports required by Section 16 of the Securities Exchange Act of 1934.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A limited partner of TVLP, Taurus International ("Taurus") has provided services to TVLP as an agent of TVLP in France. These services have included securing legal representation, insurance coverage, storage facilities and other relationships required to maintain the Company's Titanic artifacts while preservation work was performed in France by EDF. TVLP was charged fees for providing these services amounting to approximately $127,000 from inception of the Company through February 28, 1997. Accounts payable to Taurus amounted to $37,600 as of February 28, 1997. The amount was forgiven by Taurus during the year ended February 28, 1998.


                                ANNUAL REPORT

         The Annual Report to stockholders concerning the operations of the Company for the year ended February 28, 1998, including financial statements, accompanies this Information Statement.



Dated:   New York, New York
         April 19, 1999

                                RMS TITANIC, INC.



                                By: /s/ George Tulloch
                                   ------------------------------------
                                George Tulloch, President and Principal
                                Executive Officer